Exhibit 1.2

CANTOR FITZGERALD INCOME TRUST, INC.

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Cantor Fitzgerald & Co., as the dealer manager (the “Dealer Manager”) for Cantor Fitzgerald Income Trust, Inc. (the “Company”), a Maryland corporation that has elected to qualify as a real estate investment trust, invites the selected dealer identified on the signature page to this agreement (the “Dealer”) to participate in the distribution of Class T shares (the “Class T Shares”), Class S shares (the “Class S Shares”), Class D shares (the “Class D Shares”) and Class I shares (the “Class I Shares”, together with the Class T, Shares, the Class S Shares and the Class D Shares, the “Shares”) of common stock, $0.01 par value per share of the Company (“Common Stock”) subject to the following terms:

I.	Dealer Manager Agreement

The Dealer Manager has entered into the Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company dated [    ], 2023, in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim.

As described in the Dealer Manager Agreement, the Company has filed one or more registration statements with the SEC that are listed on Schedule 1 to the Dealer Manager Agreement (each, a “Registration Statement”), which Schedule 1 may be amended from time to time with the written consent of the Company and the Dealer Manager. Any new Registration Statement will be added to Schedule 1 upon its initial effectiveness with the SEC. Each Registration Statement shall register an ongoing offering (each, an “Offering”) of Common Stock, which may consist of Class T, Class S, Class D and/or Class I shares of Common Stock (the “Shares”).

Notwithstanding the foregoing, if any new Registration Statement is added to Schedule 1 to the Dealer Manager Agreement, the Dealer Manager will give the Dealer written notice of such addition. Schedule 1 to the Dealer Manager Agreement may be amended from time to time with the written consent of the Company and the Dealer Manager. However, the addition or removal of Registration Statements from Schedule 1 to the Dealer Manager Agreement shall only apply prospectively and shall not affect the respective agreements, representations and warranties of the Company, the Dealer Manager and the Dealer prior to such amendments to Schedule 1 to the Dealer Manager Agreement. It is possible that more than one Registration Statement may be listed on Schedule 1 during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Dealer Manager shall (a) communicate to the Dealer details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide the Dealer with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.

In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1 to the Dealer Manager Agreement, as such Schedule 1 to the Dealer Manager Agreement may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto). In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 12 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 6 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. The Shares are to be offered solely through broker dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. The Dealer shall indicate on Schedule 1 to this Agreement which classes of the Shares the Dealer has elected to use its best efforts to sell. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other supplemental sales materials, sales literature, advertising and other material as shall have been previously approved by the Company or an authorized agent of the Company in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”).

II.	Submission of Orders

Except as set forth below, subscribers will be instructed by the Dealer to make their checks payable to or to send wire transfers for the account of “Cantor Fitzgerald Income Trust, Inc.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures.

Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the Company or to such other account or agent as directed by the Company.

Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the Company or to such other account or agent as directed by the Company.

Subscription orders which include completed and executed subscription documents in “good order” and instruments of payment received by the Company at least five (5) business days prior to the first calendar day of the month (unless waived by the Dealer Manager) shall be executed as of the first business day of the next month (based on the prior month’s transaction price). Subscription requests will not be accepted by the Company before the later of (i) two business days before the first calendar day of each month and (ii) three business days after the Company makes the transaction price publicly available.

Any repurchase requests must be made in accordance with the applicable procedures described in the Company’s offering document, the Company’s share repurchase plan, and applicable law, rules and regulations. The parties acknowledge and agree that a repurchase request is not received in “good order’’ unless the repurchase request and all required documentation is complete and received by the Company’s transfer agent by the applicable repurchase request deadline described in the Company’s offering document or otherwise specified by the Company in writing.

III.	Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public in any combination of Class T Shares, Class S Shares, Class D Shares and Class I Shares. Each class of shares will be sold at the then-current “transaction price,” plus applicable upfront selling commissions and dealer manager fees, subject in certain circumstances to reductions thereof as described in the Prospectus. The “transaction price” generally will be the most recently determined net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus), unless the Company determines to adjust the previously-disclosed transaction price because the Company believes there has been a material change (positive or negative) to the NAV per share since the end of the prior month, as described in the Prospectus. The Company will determine the NAV on a monthly basis and the offering price per share for each class of Shares will vary.

For stockholders who participate in the Company’s DRP, the cash distributions attributable to the class of shares that each stockholder owns will be automatically re-invested in additional shares of the same class. The DRP Shares will be issued and sold to stockholders of the Company at a purchase price equal to the transaction price of the applicable class of shares on the date the distribution is payable.

Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, subscribers must initially purchase $2,500 in Class T Shares, Class S Shares or Class D Shares and $1,000,000 of Class I Shares (unless waived by us). Except for purchases made pursuant to the Company’s DRP or where waived by the Dealer Manager, additional purchases above the minimum purchase requirement must be in increments of $500, unless waived by us and except for purchases made pursuant to the DRP. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV.	Commissions, Fees and Expense Reimbursements

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, Dealer is entitled, on the terms and subject to the conditions herein, to the selling commission set forth on Schedule I hereto. In addition, the Dealer Manager may, in its sole discretion, reallow a portion of the dealer manager fees paid to it by the Company for the sale of Class T Shares to Dealer as a marketing fee, based upon the Dealer Manager’s consideration of projected volume of sales, the amount of marketing assistance and level of marketing support provided by such participating-broker dealer in the past and the level of marketing support to be provided in this offering. The amount of the selling commission and marketing fee to be reallowed to the Dealer is set forth on Schedule 1 to this Agreement. The Dealer Manager also may pay, in its sole discretion, out of a portion of its dealer manager fee or selling commission, reimbursements of distribution and marketing-related costs and expenses of the Dealer, which may include permissible forms of non-cash compensation pursuant to FINRA Rule 2310(c) such as: an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target; costs and expenses of attending training and education meetings and Dealer-sponsored conferences; and gifts that do not exceed on aggregate $100 per person and are not conditioned on achievement of a sales target. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction. The Dealer acknowledges and agrees that no selling commissions or dealer manager fees will be paid in respect of the sale of any Shares pursuant to the DRP and no selling commission or dealer manager fee will be paid in respect of the sale of any Class D Shares or Class I Shares.

In addition, as set forth in the Prospectus, the Dealer Manager may reallow all or a portion of the distribution fee (as described in the Dealer Manager Agreement) to the Dealer in the Dealer Manager’s sole discretion; provided, however, that the Dealer’s right, if any, to receive distribution fees with respect to each Class T Share, Class S Share and Class D Share shall cease at the end of the month in which the Company’s transfer agent, in conjunction with the Dealer Manager, determine that the total selling commissions, dealer manager fees and distribution fees paid with respect to such Class T Shares, Class S Shares or Class D Shares, as applicable, held by a stockholder within his or her particular account equals 8.75% of the gross proceeds from the sale of such Class T Shares, Class S Shares or Class D Shares (including the gross proceeds of any shares issued under the Company’s DRP with respect thereto). At the end of such month, such Class T Share, Class S Share or Class D Share (and any shares issued under the Company’s distribution reinvestment plan or pursuant to stock dividends with respect thereto) will convert into a number of Class I Shares (including any fractional shares) with an equivalent aggregate NAV as such share. In addition, the Company will cease paying distribution fees with respect to each Class T Share, Class S Share and Class D Share on the earlier to occur of the following: (i) a listing of the Class I Shares, (ii) the merger or consolidation of the Company with and into another entity, or the sale or other disposition of all or substantially all of the Company’s assets or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including upfront selling commissions, distribution and stockholder servicing fees and other underwriting compensation, is equal to 10.0% of the gross proceeds from the Offering. The Company will further cease paying the distribution fees on any Class T Share, Class S Share or Class D Share that is redeemed or repurchased, as well as upon the Company’s dissolution, liquidation or the winding up of its affairs, or a merger or other extraordinary transaction in which the Company is a party and in which the Class T Shares, Class S Shares or Class D Shares, each as a class, are exchanged for cash or other securities.

The amount of the distribution fee to be reallowed to the Dealer is set forth on Schedule 1 to this Agreement.

Notwithstanding the foregoing, if the Dealer Manager is notified that the Dealer is no longer the broker dealer of record with respect to Class S Shares, Class T Shares or Class D Shares sold by the Dealer, then the Dealer’s entitlement to the distribution fees related to such Shares shall cease, and the Dealer shall not receive the distribution fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class S Shares, Class T Shares or Class D Shares is made in connection with a change in the registration of record for such Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the distribution fees related to such Shares for the portion of the month for which the Dealer was the broker dealer of record. Thereafter, such distribution fees may be reallowed by the Dealer Manager, in its sole discretion, to the then-current broker dealer of record of such Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in its sole discretion. The Dealer agrees to promptly notify the Dealer Manager upon becoming aware that it is no longer the broker dealer of record with respect to any or all of the Class S Shares, Class T Shares or Class D Shares sold by the Dealer.

The Dealer shall be responsible for implementing the volume discounts for Shares described in the “Plan of Distribution” section of the Prospectus. It is the sole responsibility of the Dealer to determine whether a particular purchase by a subscriber qualifies for a volume discount to the Dealer’s selling commission and to confirm that the appropriate volume discount was accorded to the subscriber based on the Dealer’s review of the transaction confirmation issued by the Company. Requests to combine purchase orders of different classes of Shares as a part of one combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in selling commissions will be prorated among the separate subscribers. Further, no selling commissions, dealer manager fees, distribution fees or other amounts will be paid to the Dealer Manager and reallowed to the Dealer under this provision unless subscriptions for the purchase of Shares have been accepted by the Company. The Company will not be liable or responsible to any Dealer or Servicing Broker Dealer for direct payment or any reallowance of selling commissions, distribution fees or dealer manager fees to such Dealer or Servicing Broker Dealer, it being the sole and exclusive responsibility of the Dealer Manager for any payment or reallowance of selling commissions, distribution fees or dealer manager fees to Dealers and Servicing Broker Dealers. The Dealer hereby waives any and all rights to receive any reallowance of selling commissions, distribution fees or dealer manager fees and any other payments due until such time as the Dealer Manager is in receipt of such payments from the Company. The Dealer affirms that the Dealer Manager’s liability for any reallowance of selling commissions, distribution fees, or dealer manager fees payable to the Dealer is limited solely to the selling commissions, distribution fees, and dealer manager fees associated with the Dealer’s sale of Shares and actually received by the Dealer Manager from the Company. The parties hereby agree that the compensation to be paid to Dealer pursuant to this Section IV is not in excess of the usual and customary distributors’ or sellers’ commissions received in the sale of securities similar to the Shares and that the Dealer’s interest in the Offering is limited to such selling commissions and other payments from the Dealer Manager and the Dealer’s indemnity referred to in Section 6 of the Dealer Manager Agreement.

V.	Payment of Commissions

Payments of selling commissions and any other fees due to the Dealer pursuant to this Agreement will be made by the Dealer Manager to the Dealer. Selling commissions and such other fees due to the Dealer pursuant to this Agreement will be paid to the Dealer within 30 days after their receipt by the Dealer Manager.

The Dealer, in its sole discretion, may authorize the Dealer Manager to deposit selling commissions and any other payments due to it pursuant to this Agreement directly to its bank account. If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

Notwithstanding anything to the contrary contained herein, in the event that the Dealer Manager has reallowed any selling commissions or fees to the Dealer for a sale of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Dealer shall decrease the next reallowance of selling commissions or payment of other compensation otherwise payable to the Dealer by the Dealer Manager under this Agreement by an amount equal to the selling commissions or fees paid to the Dealer for the sale of the Shares as to which the subscription is rescinded. In the event that no reallowance of selling commissions or payment of other compensation is due to the Dealer Manager after such rescinded subscription occurs, the Dealer shall pay the amount specified in the preceding sentence to the Dealer Manager within seven (7) days following receipt of notice by the Dealer from the Dealer Manager stating the amount owed as a result of rescinded subscriptions.

VI.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII.	Prospectus and Authorized Sales Materials; Compliance with Laws

The Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager or the Company in writing. The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer agrees that it will itself mail or otherwise deliver all final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state and Federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and Federal laws, including the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the

Commission and FINRA, the Bank Secrecy Act, as amended, the USA PATRIOT Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.	License and FINRA Membership; No Pending Actions

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA, including FINRA Rules 2090, 2111, 2310, 5110 and 5141, and to comply with Rules 2420 and 2440 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any such rule’s successor FINRA Rule).

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that there is no action, suit, proceeding, legal claim or investigation pending, or to the knowledge of the Dealer, threatened or contemplated before or by any Federal or state commission, arbitrator, court, regulatory body or administrative agency or other governmental body or agency, domestic or foreign, at law or in equity, against or affecting the Dealer, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Dealer’s ability to perform its obligations under this Agreement or on the Dealer’s business, prospects, operations, condition (financial or otherwise), industry reputation or results of operations (a “Material Adverse Effect”). The Dealer covenants and agrees during the term of this Agreement to promptly notify the Dealer Manager of any such actual, threatened or contemplated action, suit, proceeding, legal claim or investigation which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The Dealer’s acceptance of this Agreement constitutes a further representation to the Company and the Dealer Manager that to the knowledge of the Dealer, there are no events or incidents that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the Dealer covenants and agrees during the term of this Agreement to promptly notify the Dealer Manager of any such event or incident which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

IX.	Limitation of Offer; Suitability

The Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer shall determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer. The Dealer acknowledges and agrees that the Dealer Manager does not have any customers and that with respect to each purchaser of Shares solicited by the Dealer, it shall be the sole obligation of the Dealer, and not the Dealer Manager, to comply with the suitability and other requirements imposed by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines. Nothing contained in this section shall be construed to relieve the Dealer of its suitability obligations under FINRA Rule 2111 or FINRA Rule 2310. The Dealer will sell Class T shares, Class S shares, Class D shares and Class I shares only to the extent approved by the Dealer Manager as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D shares and Class I shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class D shares and Class I shares as described in the Prospectus. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer and such customer’s completed and executed Subscription Agreement. The Dealer agrees to comply with the recordkeeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA REIT Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the Commission and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X.	Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a reasonable basis for evaluating the Shares. In making this determination, the Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that the Dealer and the Dealer’s home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (a) trade secrets concerning the business and affairs of Company, the Dealer Manager, or their respective affiliates; (b) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to Company, the Dealer Manager, or their respective affiliates; (c) information concerning the business and affairs of Company, the Dealer Manager, or their respective affiliates including, without limitation, historical financial statements, financial projections and budgets, models, budgets, plans, and market studies, however documented; (d) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (e) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry and in no event in connection with the sale of Shares. The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff or financial advisors, or to any other third party. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the Commission and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, as applicable, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the Commission or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.	Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through the Dealer are “customers” of the Dealer and not the Dealer Manager. The Dealer hereby represents that has complied and will comply with Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder (the “PATRIOT Act”) in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules”). The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the PATRIOT Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, the Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the PATRIOT Act as potential signals of money laundering or terrorist financing. The Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. The Dealer further understands that, while the Dealer Manager is required to establish and implement an AML Program in accordance with the AML Rules, the Dealer cannot rely on the Dealer Manager’s AML Program for purposes of the Dealer’s compliance with the AML Rules. The Dealer agrees to notify the Dealer Manager immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII.	Privacy

The Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, the Dealer may share with the Company and the Company may share with the Dealer nonpublic personal information (as defined under the GLBA) of customers of the Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period during which the Dealer served as the broker dealer of record for such customer’s account. The Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event the Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

The Dealer shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. The Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom the Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII.	Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company’s Share Repurchase Program (the “Program”) provides only a limited opportunity for investors to have their Shares redeemed by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Program at any time in accordance with the terms of the Program. The Dealer further acknowledges that the Company is obligated to immediately terminate the Program if the Shares are listed on a national securities exchange or if a secondary market in the Shares is otherwise established. The Dealer hereby agrees that so long as the Company is offering Shares under a registration statement filed with the Commission (including any follow-on offering of the Shares) and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XIV.	Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections IV, VI, VII, X and XII through XVI of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XV.	Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Cantor Fitzgerald & Co. 110 East 59th Street New York, NY 10022 Attn: General Counsel

If to the Dealer:	When mailed to the address specified by the Dealer herein.

XVI.	Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in New York, New York.

[Signature Page Follows on Next Page]

THE DEALER MANAGER:

CANTOR FITZGERALD & CO.

By:
Name: Title:
Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Selected Dealer

Company Name:

Type of entity:

(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker dealer all States: Yes             No

If no, list all States licensed as broker dealer:

Tax ID #:

2. Person To Receive Notices Delivered Pursuant To Section XV:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title:

Date:

[Signature Page to Selected Dealer Agreement between Cantor Fitzgerald & Co. and the Selected Dealer Named Above]

SCHEDULE 1

TO SELECTED DEALER AGREEMENT WITH

CANTOR FITZGERALD & CO.

NAME OF ISSUER: CANTOR FITZGERALD INCOME TRUST, INC.

NAME OF DEALER:

SCHEDULE 1 TO AGREEMENT DATED:

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class T Shares.

☐	Check this box if the Dealer is electing to sell Class S Shares.

☐	Check this box if the Dealer is electing to sell Class D Shares.

☐	Check this box if the Dealer is electing to sell Class I Shares.

Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and the Dealer Manager of which this Schedule is a part.

Selling Commission Reallowance (applicable ONLY if the Dealer sells Class T and S Shares)

The following reflects the selling commission reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares and Class S Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer from the selling commissions it receives from the Company selling commissions in the following amounts:

3.0% of the transaction price of each sale of the Class T Shares by the Dealer

3.5% of the transaction price of each sale of the Class S Shares by the Dealer

Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the selling commissions to the Dealer is limited solely to the selling commissions actually received by the Dealer Manager from the Company associated with the Dealer’s sale of Class S Shares and Class T Shares.

Distribution Fee Reallowance (applicable ONLY if the Dealer sells Class S Shares, Class T Shares or Class D Shares)

The following reflects the reallowance of the distribution fee as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares, Class S Shares or Class D Shares by the Dealer[, including such Shares issued under the Company’s distribution reinvestment plan]. Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and Dealer Manager of which this Schedule is a part.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer the following distribution fees received by the Dealer Manager in respect of Shares sold by the Dealer: (i) _____% of the transaction price for Class S Shares, (ii) ______% of the transaction price for Class T Shares and (iii) ______% of the transaction price for Class D Shares. Such distribution fees will be reallowed until the distribution fees received by the Dealer Manager (including distribution fees that are reallowed) with respect to Shares sold by the Dealer in aggregate are equal to (i) ____% of the gross proceeds from the sale of such Class T Shares, (ii) ____% of the gross proceeds from the sale of such Class S Shares, or (iii) ___% of the gross proceeds from the sale of such Class D Shares (in each case not to exceed 8.75%).

The Dealer Manager will pay the distribution fee to the Dealer monthly in arrears. Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the distribution fees to the Dealer is limited solely to the distribution fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares, Class S Shares or Class D Shares, as applicable.

Marketing Fee Reallowance (applicable ONLY if the Dealer sells Class T Shares)

The following reflects the marketing fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares by the Dealer, excluding Class T Shares issued under the Company’s distribution reinvestment plan.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer from the dealer manager fees it receives from the Company marketing fees in the following amounts:

____ of the gross proceeds from the sale of the Class T Shares by the Dealer

Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the marketing fees to the Dealer is limited solely to the dealer manager fees actually received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares.

DEALER:

(Print Name of Dealer)

By:
Name:
Title:
Date:

SCHEDULE 2

TO

SELECTED DEALER AGREEMENT WITH

CANTOR FITZGERALD & CO.

NAME OF ISSUER: CANTOR FITZGERALD INCOME TRUST, INC.

NAME OF DEALER:

SCHEDULE 2 TO AGREEMENT DATED:

The Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fee reallowances, distribution fees and any other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until the Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into the Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to the Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

DEALER:

(Print Name of Dealer)

By:
Name:
Title:
Date: